SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 30, 2009 (June 30, 2009)
Date of Report (Date of earliest event reported)

Commission File Number	Exact name of registrant as specified in its charter	I.R.S. Employer Identification Number

000-27441 333-39178	XM SATELLITE RADIO HOLDINGS INC. XM SATELLITE RADIO INC.	54-1878819 52-1805102
DELAWARE
(State or other jurisdiction of incorporation or organization of both registrants)
1500 Eckington Place, NE
Washington, DC 20002
(Address of principal executive offices, including zip code)
(202) 380-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On June 30, 2009, XM Satellite Radio Inc. (“XM”), a wholly-owned subsidiary of XM Satellite Radio Holdings Inc. (“Holdings”), issued $525.75 million aggregate principal amount of 11.25% Senior Secured Notes due 2013 (the “Notes”). XM used the net proceeds from the sale of the Notes to terminate and repay in full the Amended and Restated Credit Agreement, dated as of March 6, 2009, among XM, Holdings, certain subsidiary guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “First-Lien Credit Agreement”). XM paid a repayment premium of $6.5 million on the $325 million aggregate principal amount of loans outstanding under the First-Lien Credit Agreement. The remainder of the net proceeds from the sale of the Notes will be used to refinance or repay other debt of XM and Holdings and for general corporate purposes.
     In connection with the sale of the Notes, XM terminated the Amended and Restated Credit Agreement, dated as of March 6, 2009, among XM, Holdings, certain subsidiary guarantors, the lenders party thereto and Liberty Media Corporation, as Administrative Agent (the “Second-Lien Credit Agreement”). No amounts were outstanding under the Second-Lien Credit Agreement, and XM did not incur any termination penalties as a result of the termination. Liberty Media Corporation, an affiliate of XM, purchased $100 million aggregate principal amount of Notes in the offering.
     The terms of the Notes are governed by an Indenture, dated as of June 30, 2009, between XM and U.S. Bank National Association, as trustee. The Notes were sold to J.P. Morgan Securities Inc., as initial purchaser. The Notes, offered to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 95.093% of their principal amount, are senior secured obligations of XM and rank equally in right of payment with its existing and future senior debt. Interest is payable semi-annually in arrears on June 15 and December 15 at a rate of 11.25% per annum, commencing on December 15, 2009.
     The Notes will mature on June 15, 2013. Holdings and the domestic subsidiaries of XM that guarantee certain of the indebtedness of XM and its restricted subsidiaries guarantee XM’s obligations under the Notes, including the payment of principal and interest. The Notes are not guaranteed by Sirius XM Radio Inc., the sole stockholder of Holdings. The Notes and related guarantees rank senior in right of payment to all of the existing and future subordinated indebtedness of XM and the guarantors; the Notes and related guarantees rank equal in right of payment with all existing and future senior indebtedness of XM and the guarantors; the Notes and related guarantees are effectively senior to all of the existing and future unsecured indebtedness of XM and the guarantors to the extent of the value of the collateral securing the Notes and the related guarantees; and the Notes and related guarantees are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of XM’s subsidiaries and the guarantors’ subsidiaries that do not guarantee the Notes. The Notes and related guarantees are secured by first-priority liens on substantially all of the assets of Holdings, XM and the guarantors (subject to certain exceptions).
     XM, at its option, may redeem the Notes at a “make-whole” redemption price prior to June 15, 2011, subject to certain restrictions. In addition, prior to June 15, 2011, XM may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 111.25% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption with the proceeds of certain equity offerings or contributions made to XM with the proceeds from certain equity offerings of its direct or indirect parent. The Notes are subject to covenants that, among other things, require XM to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control, and limit the ability of XM and its restricted subsidiaries to incur more debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale lease-back transactions; merge or consolidate; and transfer or sell assets. In addition, the covenants restrict Holdings’ ability to create liens and, in certain circumstances, transfer or sell assets.

Item 1.02	Termination of a Material Definitive Agreement
     The response to Item 1.01 is hereby incorporated into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The response to Item 1.01 is hereby incorporated into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO INC.
Dated: June 30, 2009	By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Secretary

XM SATELLITE RADIO HOLDINGS INC.
Dated: June 30, 2009	By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Secretary